Exhibit 10.5

September 11, 2015

ACF FinCo I LP, as assignee of FCC, LLC

580 White Plains Road, Suite 610

Tarrytown, NY 10580

Attn: Oleh Szczupak

Fax: (914) 418-1217

RE:

Consents regarding issuance of Series J Convertible Preferred Stock and Series K Preferred Stock and amendment to the Amended and Restated Series J Certificate of Designation; Agreements with respect to Specified Customer provisions in Loan Agreement

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of April 25, 2014, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 19, 2014, that certain Second Amendment to Loan and Security Agreement dated January 30, 2015, and that certain Third Amendment to Loan and Security Agreement dated September 11, 2015 (the “Third Amendment” and as amended, the “Loan Agreement”; capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Loan Agreement), among Lighting Science Group Corporation, a Delaware corporation (“LSG”), BioLogical Illumination, LLC, a Delaware limited liability company (“BioLogical”; LSG and BioLogical are hereinafter referred to collectively as “Borrowers”), the various financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and ACF FinCo I LP, as assignee of FCC, LLC, in its capacity as agent for Lenders (in such capacity, “Agent”). Capitalized terms used herein shall, unless otherwise provided herein, have the respective meanings set forth in the Loan Agreement.

Borrowers hereby advise Agent and Lenders that LSG desires to issue and sell additional Equity Interests pursuant to the terms of the Preferred Stock Subscription and Support Agreement, in the form attached hereto as Schedule I (the “Subscription and Support Agreement”), which Equity Interests shall consist of (a) one share of LSG’s Series J Convertible Preferred Stock (the “Series J Preferred Shares”), which are convertible into shares of common stock, $0.001 par value per share, of LSG (“Common Stock”), and which shall be governed by the Amended and Restated Certificate of Designation of Series J Convertible Preferred Stock, in the form attached hereto as Schedule II-A (as amended through the date hereof, the “Amended Series J Certificate of Designation”), and (b) a warrant to purchase 2,650 shares of Common Stock at an exercise price of $0.001 per share of Common Stock in the form attached hereto as Schedule III (the “Series J Warrants” and together with the Series J Preferred Shares, collectively the “Series J Securities”). The issuance and sale of Series J Securities shall take place at one or more closings to certain investors approved by LSG from the period commencing on or about September 11, 2015 through March 31, 2016 (the “Series J Securities Issuance Period”), the aggregate amount of Series J Securities issued and sold from time to time during the Securities J Issuance Period shall not exceed 15,000 Series J Securities, and the gross cash proceeds of each Series J Security shall equal or exceed $1,000 (the “Initial Series J Issuance”). In addition, pursuant to Section 14 of the Amended and Restated Certificate of Designation of Series H Convertible Preferred Stock (the “Series H Certificate of Designation”), the Amended and Restated Certificate of Designation of Series I Convertible Preferred Stock (the “Series I Certificate of Designation”) and the Amended Series J Certificate of Designation (collectively, the “Certificates of Designation”), LSG is required to issue and sell Series J Securities to Exercising Holders (as defined in the Certificates of Designation) on the terms and conditions set forth in the Certificates of Designation (the “Preemptive Rights Provisions”). Further, pursuant to the Preemptive Rights Provisions in Section 14 of the Certificates of Designation, Borrowers hereby advise Agent and Lenders that it intends to issue and sell Series J Securities to each of LJH Partners, L.P. and The Moelis Family Trust of not greater than 62 Series J Securities in exchange for gross cash proceeds of not less than $62,000.00, as a result of the issuance of certain Series J Securities in January 2015 (the “Preemptive Rights Sale”). The Initial Series J Issuance, the Preemptive Rights Sale and the future issuance of Series J Securities pursuant to the Preemptive Right Provisions in Section 14 of the Certificates of Designation as a result of the Initial Series J Issuance, are collectively the “Series J Issuance”.

September 11, 2015

ACF FinCo I LP

In addition, as consideration for the posting of the Geveran Appeal Bond by Pegasus Fund IV, L.P. (“Pegasus IV”), Borrowers hereby advise Agent and Lenders that LSG desires to issue to Pegasus IV Equity Interests pursuant to the terms of the Subscription and Support Agreement, which Equity Interests shall consist of (a) one share of LSG’s Series K Preferred Stock (the “Series K Preferred Shares”), which shall be governed by the Certificate of Designation of Series K Preferred Stock, in the form attached hereto as Schedule IV (the “Series K Certificate of Designation”), and (b) a warrant to purchase 735 shares of Common Stock at an exercise price per share of Common Stock equal to the closing sales price of Common Stock as quoted on the OTC Bulletin Board, OTC pink markets or similar quotation service on the date immediately prior to the date of issuance, in the form attached hereto as Schedule V (the “Series K Warrants” and together with the Series K Preferred Shares, collectively the “Series K Securities”). Up to 25,000 Series K Securities shall be issued to Pegasus IV substantially concurrently with the execution of the Specified Appeal Bond Documents (the “Initial Series K Issuance”). In addition, pursuant to the Subscription and Support Agreement, LSG has agreed to conduct a rights offering that provides the holders of record of Common Stock and securities convertible into or exchangeable for shares of Common Stock the right to purchase a pro rata share of the number of Series K Securities issued to Pegasus IV (the “Rights Offering”). The Initial Series K Issuance and the issuance of Series K Securities pursuant to the Rights Offering, is collectively the “Series K Issuance”).

In addition, Borrowers hereby advise Agent and Lenders that LSG desires to amend the Amended Series J Certificate of Designation to increase the authorized number of Series J Preferred Shares from 70,000 Series J Preferred Shares to 85,100 Series J Preferred Shares, pursuant to the form of Certificate of Increase attached hereto as Schedule II-B (the “Series J Certificate of Increase”).

Borrowers hereby request that, and subject to the satisfaction of the conditions set forth below, Agent and Lenders hereby: (a) waive the requirements of Sections 8(n)(b) of the Loan Agreement with respect to the Series J Issuance and the Series K Issuance, (b) consent to the Series K Issuance and the adoption of the Series K Certificate of Designation in accordance with Section 8(h) of the Loan Agreement, (c) consents to the adoption of the Series J Certificate of Increase and the Series K Certificate of Designation in accordance with Section 8(i) of the Loan Agreement, and (e) with respect to any Series J Securities or Series K Securities issued as part of the Series J Issuance or the Series K Issuance, respectively, on or after the date hereof, agree to receive less than five (5) Business Days’ prior written notice of any such issuance, notwithstanding Section 8(n)(a) of the Loan Agreement; provided however that, LSG shall provide at least one (1) Business Day prior written notice of such issuance, which notice shall specify the parties to whom such securities are to be issued, and the total amount (if applicable) which shall be realized from the issuance of such securities.

September 11, 2015

ACF FinCo I LP

Borrowers also hereby advise Agent and Lenders that the preliminary results of a periodic product line review conducted by Specified Customer (the “Line Review”) indicate that Specified Customer may significantly reduce its business with Borrowers, which may include ceasing to purchase certain items from Borrowers, in the future. Notwithstanding the final results of the Line Review (“Line Review Result”) which is expected to be disclosed in an award letter (the “Award Letter”) delivered to Borrowers by Specified Customer, each of Agent and the Lenders hereby acknowledges and agrees that the Line Review Result described in the Award Letter, and any direct or indirect impact of such Line Review Result on the ongoing operations of the Obligors’ business, shall not (a) constitute a material adverse change in any Borrower’s business, any Borrower’s financial or operational condition or any Borrower’s business prospects as described in Section 4(a)(viii) and/or Section 9(d)(viii) of the Loan Agreement, (b) cause the representation to be made by Borrowers under Section 4(a)(viii) of the Loan Agreement to be untrue in any material respect, (c) trigger any obligation of Borrowers to notify Agent pursuant to Section 9(d)(viii) of the Loan Agreement, (d) constitute a material adverse change in any Borrower’s financial condition or operations or in any Borrower’s business prospects as compared to the state of facts existing on the Agreement Date, pursuant to Section 2(e)(ii) of the Loan Agreement, (e) constitute an act, omission, event or circumstance which has or could reasonably be expected to have a materially adverse effect on any Borrower or any other Obligor pursuant to Section 13(a)(xv) of the Loan Agreement, or (f) constitute a Specified Customer Default. Each of Agent and Lenders hereby further acknowledges and agrees that Borrowers’ Agent has fulfilled its obligations under Section 9(b)(x) of the Loan Agreement with respect to the preliminary results of the Line Review. Notwithstanding the foregoing, Borrowers hereby agree to provide Agent with a copy of the Award Letter within two (2) Business Days’ of Borrowers’ receipt thereof. The waivers set forth herein shall not establish any course of dealing regarding, support any expectation on the part of any Obligor regarding, nor affect the interpretation of, any provision of the Loan Agreement with respect to any matter other than, to the limited extent described above, the Line Review Result described in the Award Letter.

Borrowers, Agent and Lenders also hereby agree that, notwithstanding any other provision of the Loan Agreement to the contrary, the issuance and sale of any Series J Securities during the Series J Securities Issuance Period shall constitute a single Curative Equity Contribution under the Loan Agreement and the cash proceeds of each such Series J Issuance shall be included in the calculation of EBITDA for purposes of determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Item 21(b) of the Schedule with respect to any period of determination ending on or before December 31, 2016; provided, that such cash proceeds are forwarded directly to a lockbox designated by Agent and applied to the Obligations, and provided, further that, to the extent such cash proceeds exceed the amount of the outstanding Obligations as of the date of such application, the excess amount of cash proceeds shall be used by Borrowers for general working capital purposes. For the avoidance of doubt, (a) in no event shall any cash proceeds from any Series J Issuance be used for repayment of the Term Loan Debt, (b) in no event shall the application of cash proceeds received from any Series J Issuance permanently reduce the Maximum Line Amount under the Loan Agreement, and (c) the application of cash proceeds from any Series J Issuance during the Series J Securities Issuance Period shall be deemed to constitute a single Curative Equity Contribution under the Loan Agreement.

September 11, 2015

ACF FinCo I LP

None of the foregoing waivers is intended to be, and none shall be deemed to be, a waiver or modification of any provision of the Loan Agreement except as expressly set forth herein (for the avoidance of doubt, including without limitation, a waiver of any Default that may arise under clause (a)(i), (a)(ii), (a)(v), (a)(vi), (a)(vii) or (a)(xiii) of Section 13 of the Loan Agreement, following receipt of the final results of the Line Review) Without limiting the generality of the foregoing, this letter agreement shall in no way modify the provisions of Section 8(c) of the Loan Agreement, Section 8(i) of the Loan Agreement or Section 8(n) of the Loan Agreement, other than to the extent that Agent has provided its consent to certain items as set forth herein. For the avoidance of doubt, Borrowers and Guarantor hereby acknowledge that any future issuance of Series J Preferred Shares or Series K Preferred Shares, except to the extent expressly permitted hereunder, shall not be permitted by Section 8(n) of the Loan Agreement without the consent of Agent and Lenders, as the terms of the Series J Preferred Shares and Series K Preferred Shares are more restrictive or burdensome to LSG than the terms of any equity interests in effect on the Agreement Date. The effectiveness of the consent and waivers contained herein is subject to Agent's receipt of (i) a duly executed consent and waiver with respect to the Term Loan Agreement in form and substance satisfactory to Agent with respect to the consent items described herein, (ii) a duly executed Third Amendment among Borrowers, Agent and Lenders with respect to the Loan Agreement, in form and substance satisfactory to Agent, and (iii) an opinion letter (in form and substance satisfactory to Agent) from counsel to Borrowers addressing such matters as Agent shall request in connection with the Series J Issuance and the Series K Issuance. In consideration of Agent's and Lenders' willingness to enter into this agreement, Borrowers hereby agree to promptly (but in any event within one (1) Business Day after receipt of the file stamped copy thereof) provide Agent with a recorded copy of each of the Amended Series J Certificate of Designation, the Series K Certificate of Designation, and the Series J Certificate of Increase, as certified by the Secretary of State of the State of Delaware.

By its signature hereto, each Borrower and Guarantor hereby (a) ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's or Guarantor's covenants, duties, indebtedness and liabilities under the Loan Documents; (b) acknowledges and stipulates that: the Loan Agreement and the other Loan Documents executed by such Borrower or Guarantor are legal, valid and binding obligations of such Borrower or Guarantor that are enforceable against such Borrower or Guarantor in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower and Guarantor); and the security interests and liens granted by such Borrower or Guarantor in favor of Agent are duly perfected, first priority security interests and liens; and (c) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this agreement, that (i) no Default exists on the date hereof or would result from the effectiveness of this agreement or the consummation of the actions described herein, (ii) the execution, delivery and performance of this agreement have been duly authorized by all requisite company action on the part of such Borrower or Guarantor and this agreement has been duly executed and delivered by such Borrower or Guarantor, (iii) all of the representations and warranties made by such Borrower or Guarantor in the Loan Documents are true and correct on and as of the date hereof, and (iv) Borrowers have provided a copy of the Loan Agreement to each of LSGC Holdings III LLC and Pegasus IV which are, as of the date hereof, the anticipated initial investors of the Series J Securities and the Series K Securities, respectively, and have discussed the provisions (including, without limitation, restrictions upon redemptions, distributions and issuance of Equity Interests) of the Loan Agreement with such Persons.

September 11, 2015

ACF FinCo I LP

In consideration of Agent's and Lenders' willingness to enter into this agreement, Borrowers jointly and severally agree to pay to Agent and Lenders, on demand, all costs and expenses (including, without limitation, taxes and legal fees and expenses) incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this agreement and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto. Except as otherwise expressly provided in this agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement shall continue in full force and effect. This agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page hereto that is delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this agreement.

To induce Agent and Lenders to enter into this letter agreement, each Borrower and Guarantor hereby RELEASES, ACQUITS AND FOREVER DISCHARGES Agent and each Lender, and all officers, directors, agents, employees, successors and assigns of Agent or any Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that any Borrower or Guarantor now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower and Guarantor represents and warrants to Agent and Lenders that such Borrower or Guarantor has not transferred or assigned to any Person any claim that such Borrower or Guarantor ever had or claimed to have against Agent or any Lender.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

Very Truly Yours,

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Ed Bednarcik
Name: Ed Bednarcik
Title: Chief Executive Officer

BIOLOGICAL ILLUMINATION, LLC

By:	/s/ Phil Ragona
Name: Phil Ragona
Title: Executive Vice President and Secretary

LSGC, LLC

By:	/s/ Phil Ragona
Name: Phil Ragona
Title: Executive Vice President and Secretary

Accepted and Agreed as of September 11, 2015

ACF FINCO I LP, as assignee of FCC, LLC, as a Lender
and Agent for the Lenders

By:	/s/ Oleh Szczupak
Name: Oleh Szczupak
Title: Vice President